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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

         Jones                     Gary                             A.
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        (Last)                      (First)                        (Middle)

c/o Andrea Electronics Corporation
45 Melville Park Road
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                                   (Street)

 Melville                         NY                                 11747
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  ANDREA ELECTRONICS CORPORATION
                                              (AND)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year      3/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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Common Stock         3/9/01      P               1,000 shares   A      $2.00 per share
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Common Stock         3/14/01     P               1,000 shares   A      $2.00 per share    2,000 shares        D
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                                          Date                (Instr. 8)             Acquired (A) or
                                      Exercise                                                       Disposed of (D)
                                      Price of            (Month/                                    (Instr. 3, 4, and 5)
                                      Deriv-              Day/
                                      ative               Year)

                                      Security                             ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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-----------------------------------------------------------------------------------------------------------------------------
 Employee Stock Option          See Note            See Note
   (Right to Buy)                 II-1                II-1
-----------------------------------------------------------------------------------------------------------------------------

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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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                             See Note  See Note    Common                       See Note                         D
                               II-1     II-1        Stock     60,000              II-1       60,000
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Explanation of Responses:

          /s/ Gary A. Jones                  4/03/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7/96)

Attachment to Form 4
--------------------

Item 1. Name and Address of Reporting Person:   Gary A. Jones
                                                c/o Andrea Electronics Corporation
                                                45 Melville Park Road
                                                Melville, New York 11747

Item 2. Issuer Name and Ticker or Trading Symbol: Andrea Electronics
        Corporation (AND)

Item 4. Statement for Month/Year:               3/01

Item 6. Relationship of Reporting Person to Issuer:  Director

Additional Information:

Note II-1:

     Includes the following options under the Andrea Electronics Corporation 1991 and 1998 Stock Plans:

 Transaction Date
  (Grant Date)            Date              Expiration       Exercisable Price       Number of
                       Exercisable             Date                                    Shares

3/03/98                 3/03/99               3/03/08             $14.625              2,500
                        3/03/00               3/03/08             $14.625              2,500
                        3/03/01               3/03/08             $14.625              5,000

6/08/98                 6/08/99               6/08/08             $14.125              6,250
                        6/08/00               6/08/08             $14.125              6,250
                        6/08/01               6/08/08             $14.125             12,500

3/22/99                 3/22/00               3/22/09             $  6.25              6,250
                        3/22/01               3/22/09             $  6.25              6,250
                        3/22/02               3/22/09             $  6.25             12,500

                         Total                                                        60,000
                                                                                      ======